Exhibit 10.53

ProMIS Neurosciences Inc.

Annual Incentive Plan

1.	Purpose.

The ProMIS Neurosciences Inc. Annual Incentive Plan (the “Plan”) provides the framework for establishing annual cash incentive compensation awards for each fiscal year (a “Plan Year,” currently the calendar year) of ProMIS Neurosciences Inc. (the “Company”), beginning with the 2022 Plan Year. The primary purposes of the Plan are to:

•	Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support the Company’s stated business strategy.

•	Emphasize the link between participants’ performance and rewards for meeting predetermined, specific goals.

•	Focus participants’ attention on operational effectiveness from both an earnings and an investment perspective.

•	Promote the performance orientation at the Company and communicate to employees that greater responsibility carries greater reward opportunities.

2.	Eligibility and Participation

Subject to the provisions set out in this Plan, only regular employees of the Company or its participating subsidiaries (“Employees”) who are hired before October 1 of a Plan Year in bonus eligible roles are eligible for a payment under this Plan for that Plan Year.

Employees hired, promoted or who transfer into a bonus-eligible position before the end of the first quarter of the Plan Year (March 31st, or effective payroll date) are eligible for a full-year’s bonus.

Employees hired, promoted or who transfer into a bonus-eligible position between April 1 and September 30 (or effective payroll dates) will be paid a prorated bonus payment based on the number of days the Employee was in the eligible role in the Plan Year.

Employees who are absent from work for a cumulative total of ninety (90) or more days during the Plan Year will be paid a prorated bonus payment based on the number of days the Employee was not absent and in the eligible role in the Plan Year.

Employees hired, promoted, or who transfer into a bonus-eligible position October 1st or later, are not eligible for a bonus payment under this Plan.

Employees who terminate employment prior to the bonus payment date for any reason (whether voluntary or involuntary, and with or without cause) are not eligible for, and will not earn, any payment under the Plan.

ProMIS Neurosciences Inc.

Annual Incentive Plan

3.	Calculation of Award

Bonus amounts will be earned based on performance against pre-established performance goals for the Employee’s business unit, which may include Company-wide, business unit, or other financial, operational, strategic or other goals, including individual performance goals, all as determined by the Company (each a “Bonus Plan”). The Company will separately communicate in writing the applicable Bonus Plan to each Employee eligible for the Plan Year.

Except as otherwise provided in Section 4 below, bonus amounts earned will be calculated using the Employee’s annual rate of base salary as of December 1st of the Plan Year. Bonus amounts for Employees transferring between roles with distinct Bonus Plans will be calculated using the base salary rate as applicable for each role. Bonus calculations will be prorated based on changes in the Employee’s Bonus Plan, target bonus percentage, and base salary as applicable.

The Company’s human resources information system and payroll will be the data sources used for Plan eligibility and pro-rations.

4.	Target Incentive

Each Employee will be assigned by the Company a target award (the “Target Incentive”), which is the amount of bonus an Employee can expect to receive under the terms and conditions of the Plan if all the goals are achieved at target. Target is expressed as a percentage of base salary, unless otherwise stated in writing to the Employee by the Company. The Company will communicate the applicable Target Incentive to each eligible Employee in writing.

The Company may assign Target Incentives by position, by salary level, or based on other factors in its discretion. Target Incentives will be periodically reevaluated by the Company. If the job responsibilities of a position changes during the year, or base salary is increased significantly, the Company may revise the applicable Target Incentive as it deems appropriate.

A Target Incentive amount does not represent a guarantee of payment of any amount. Final awards earned will be calculated by multiplying each eligible Employee’s Target Incentive by the appropriate performance achievement percentage based on the Company’s assessment of performance against the goals set forth in the applicable Bonus Plan.

5.	Maximum

Unless otherwise stated in writing to an Employee, the maximum payout earned under this Plan is 150% of the Employee’s Target Incentive. Example: An Employee with a Target Incentive of 10% of his or her base salary has a maximum bonus opportunity equal to 15% of his or her base salary.

The Company does not guarantee a minimum payment. In general, performance below threshold levels will result in no amount earned for the Plan Year.

6.	Payment of Bonuses

Bonuses, to the extent earned, will be paid as soon as practicable after the end of the applicable Plan Year and are expected to be paid not later than the 15th day of the third month after the end of the applicable Plan Year (i.e., March 15, 2023 for the 2022 Plan Year). Notwithstanding the foregoing, all bonuses due under the terms of the Plan will be paid no later than the next December 31 following the completion of the Plan Year (i.e., by December 31, 2023 for the 2022 Plan Year).

ProMIS Neurosciences Inc.

Annual Incentive Plan

Notwithstanding any provision in the Plan to the contrary, compliance with all applicable laws and regulations, as well as the Company’s policies, practices and procedures, is an ongoing obligation of every Employee. Consequently, awards under Plan may be reduced or an Employee may lose eligibility for an award if the Employee has not fulfilled all performance or compliance obligations, including those of the Company’s applicable employment policies or any written agreements with the Employee.

7.	Plan Administration

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation and may delegate responsibilities to Company officers as it deems appropriate. In this regard, the Company reserves the right to interpret this Plan document on a fully discretionary basis and to take any action, or to decline to take any action, in relation to the administration or interpretation of the Plan, including, but not limited to, determining Employee eligibility for participation in the Plan, and to determine the amount, if any, to be paid under the Plan. Nothing in this Plan is intended to create an entitlement to any Employee for any incentive payment hereunder except as Company may determine in its discretion. The Committee, has the sole authority to interpret, apply and resolve any discrepancies or disputes under the Plan. All decisions made by the Company’s Compensation Committee shall be final and binding. To the extent permitted by applicable law, the Committee may delegate all or any portion of its authority as identified herein to any individual or committee of individuals (who need not be directors), other than for awards to individuals who are executive officers of the Company.

8.	Miscellaneous

This Plan does not create or constitute a contract of employment between the Company and any of its Employees.

All awards under the Plan will be net of applicable taxes and other withholdings as determined by the human resources department.

The Company reserves the right at its sole discretion and without prior notification to amend, interpret, change, suspend, revoke, or cancel this Plan at any time including, without limitation, the right to modify performance targets previously communicated to take into consideration any changes in business circumstances. The Company also reserves the right, at its sole discretion, to reduce, modify, or terminate eligibility for bonus payments at any time based on business conditions, individual performance, Employee misconduct, Employee violation of Company policy, or other reason approved by the Committee.

Payments under the Plan are intended to be either exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as “short-term deferrals,” or to otherwise comply with Section 409A of the Code, and the Company will construe and interpret the Plan consistent with this intent. Notwithstanding anything to the contrary, in no event will the Company or any of its subsidiaries be required to indemnify any Employee for any additional taxes imposed as a result of Section 409A of the Code.

ProMIS Neurosciences Inc.

Annual Incentive Plan

The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Employee or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. No Employee nor any other person may sell, assign, convey, gift, pledge, or otherwise hypothecate or alienate any bonus payment, other than by will or the laws of descent and distribution. The Plan is not intended to be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

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